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Exhibit 10.10

MINERAL LEASE AGREEMENT

        THIS LEASE AGREEMENT is made and entered into as of the 1st day of March, 1999, by and between The Lewis Family Trust (the "Lessor"), and Ready Mix, Inc., an Nevada corporation (the "Lessee").

  RECITALS:

        Lessor is the owner of certain real property located at Glendale, Nevada, more particularly described in Section 1.1.

        Lessee is engaged in the business of extracting, processing and selling sand, gravel and rock for use in highway construction and for other applications.

        Lessor is willing to sell and Lessee wishes to purchase sand, gravel and rock on a royalty basis, and to lease the real property hereinafter described for that purpose.

  AGREEMENT:

        NOW, THEREFORE, in consideration of the covenants in this Lease, Lessor and Lessee agree as follows:

ARTICLE I
Premises and Term

        1.1    The Premises.    Lessor leases to Lessee, and Lessee leases from Lessor, for the purposes set forth herein, the following described real property (the "Premises"):

    Southwest quarter of the Southeast quarter of Section 2, Township 15 South, Range 66 East.

        1.2    Term of Lease.    The term of this Lease shall be for ten years, commencing on January 1, 1999 (the "Effective Date"), and terminating on January 1, 2009, subject to the option to extend set forth in section 11.1, and also subject to earlier termination, as set forth in Section 1.3 and Section 12.2.

        1.3    Lessee's Right of Termination.    Lessee shall have the right to terminate this Lease at any time, by giving written notice to Lessor at least ninety days prior to the termination date.

ARTICLE II
Use of Premises

        2.1    Use by Lessee.    Lessee shall use the Premises for the purpose of conducting a sand, rock and gravel mining operation, and for the processing and manufacturing of products utilizing the sand, rock or gravel so mined or quarried, and for any other purposes reasonably related thereto. Lessee shall be entitled to operate and maintain a wash plant, an asphalt plant, a concrete plant, rock separators, crushers, elevators, truck scales and any other equipment reasonably related to Lessee's extraction, processing or manufacturing process and may also maintain an office or house employees or agents upon the Premises. Lessee shall use the Premises for no other purposes.

        2.2    Valuable Mineral or Precious Metals.    Lessee shall be entitled to any valuable minerals or precious metals found on the Premises. Lessee shall be entitled to remove said valuable minerals or precious metals; provided, however, that Lessee shall pay to Lessor, as a royalty, a sum equal to five percent of net smelter returns generated from any valuable minerals or precious metals removed from the Premises.

ARTICLE III
Royalties

        3.1    Amount of Royalties.    Lessee shall pay to Lessor a royalty, as provided in this Section, for all sand, rock and other material ("material") removed from the Premises. The amount of material removed shall be determined from the weight of the material loaded into trucks leaving the Premises. All material so removed shall be weighed over scales provided and operated by Lessee. During the first 3 years, the royalties shall be $0.50 per ton, and during each subsequent year the royalties shall be increased by an amount to be determined by the sand and gravel index published by the US Department of Commerce. The term "year", as used herein means a period of twelve months commencing with the Effective Date of this Lease and each twelve-month period commencing on the anniversary of the Effective Date.

        3.2    Payment of Royalties.    Royalties shall be calculated on a calendar month basis and shall be due and payable in full on or before the 30th day of the next succeeding calendar month.

        3.3    Reporting.    With each monthly payment, Lessee shall deliver to Lessor a monthly report showing the quantity of material removed during the preceding calendar month, including copies of weight tickets and load records for any un-weighed material. Lessee shall keep a strict and accurate record of all material removed from the Premises and Lessor shall have the right at reasonable times to examine mining procedures or examine the records of Lessee, including record of sales, for the purpose of verifying the amount of material removed. For those months in which no material is removed, a report shall nevertheless be delivered to Lessor, reporting the lack of activity.

        3.4    Late Payments.    If any royalty payments are not paid when due, the amount of such delinquent royalty payment shall bear interest at the rate of Twelve Percent (12%) per annum from the due date, until paid.

ARTICLE IV
Property Taxes

        4.2    Personal Property Taxes.    Lessee shall be responsible for, and shall pay, before the same become delinquent, all such taxes as my be levied or assessed upon Lessee's equipment, or any structures that Lessee shall place upon the Premises and upon any material extracted or stacked upon the Premises.

ARTICLE V
Liens

        5.1    Protection from Liens.    Lessee shall pay all expenses incurred by it in its operations on the Premises and shall allow no liens upon the Premises arising from acts of Lessee.

ARTICLE VI
Indemnification

        6.1    Indemnification by Lessee.    During the entire term of this Lease, Lessee agrees to defend, protect, indemnify and hold the Lessor, its directors, officers and employees, harmless from and against all liabilities, losses, damages, costs, expenses (including, without limitation, legal fees and expenses), causes of action, suits, claims, demands and judgements of every kind, character and nature whatsoever directly or indirectly arising out of, or in connection with, any alleged act or omission of Lessee or any person claiming under, by or through Lessee relating to the exercise or non-exercise by Lessee or its rights and obligations under this Lease including, but not limited to, the following: (i) any injury to or death of any person or damage to any property; (ii) violation of any covenant or condition of this Lease; (iii) violation by Lessee of any contract, agreement or restriction relating to the Premises; and (iv) violation of any law, ordinance or regulation affecting the Premises or any part thereof or the ownership, occupancy or use thereof.

        6.2    Liability Insurance.    During the entire term of this Lease, Lessee shall cause to be written and maintained a policy or policies of general public liability insurance. The policy or policies shall insure Lessee against claims and demands made by any person or persons for injuries sustained or property damaged in connection with Lessee's operations on the Premises and for any other risk insured against by such policies. Such policy or policies shall be written with limits not less than $1,000,000 for damages incurred or claimed for bodily injury or death, or otherwise, plus $500,000 for damages to property. All such policies shall name Lessee and Lessor, as their respective interests may appear, as Additional Insured. Lessee shall promptly deliver a certificate of insurance indicating the above referenced coverage and limits.

ARTICLE VII
Environment. Health and Safety

        7.1    Agreement to Comply.    Lessee shall conduct its activities on and adjacent to the Premises at all times so as to be in compliance with Environmental Regulations during the term of this Lease. Without limiting the generality of the preceding sentence, Lessee will obtain and shall be in compliance with all of the terms and conditions of all permits, licenses and other authorizations which are required under, and shall comply with all other limitations, restrictions, conditions, standards, prohibition, requirements, obligations, schedules and time tables which are contained in all Environmental Regulations.

        7.2    Notification.    Lessee shall immediately notify Lessor of any correspondence or communication from any governmental agency regarding the application of Environmental Regulations to the Premises or to Lessee's operations upon the Premises.

        7.3    Indemnification by Lessee.    Lessee shall indemnify and hold Lessor harmless from and against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand (including, without limitation, legal fees and expenses), which many be asserted against Lessor under any Environmental Regulations as a result of Lessee's activities upon and use of the Premises during the term of this Lease.

        7.4    Definitions.    "Environmental Regulations", for the purpose of this Lease, shall mean all laws and regulations, now or hereafter in effect, relating to the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. Section 9601, et seq.) (together with the regulations promulgated thereunder), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901, et seq.) (together with the regulatory promulgated thereunder), the Emergency Planning Community Right-to-Know Act, as amended (42 U.S.C. Section 1101, et seq.) (together with the regulations promulgated thereunder), the Clean Water Act, as amended (33 U.S.C. Section 1321, et seq.) (together with the regulations promulgated thereunder), the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.) (together with the regulations promulgated thereunder), and the Toxic Substances Control Act, as amended (15 U.S.C. Section 2501, et seq.) (together with the regulations promulgated thereunder), and any state or local similar laws and regulations and any so-called local, state or federal "super fund" or "super lien" law, and any other laws, rules and regulations that affect or deal with the regulations and protection of the environment including the ambient air, ground water, surface water and land use.

ARTICLE VIII
Improvements

        8.1    Road.    Lessee shall grade, fill, compact and improve the standardized base materials appropriate for roadways, all roadways accessing premises used by lessee.

        8.2    Title to Improvements.    Al improvements upon this Premises, including those improvements described in this Article VIII shall become and remain a part of the Premises and title thereto shall be held by Lessor, subject to the terms of this Lease. At the termination of this Lease, all improvements to the Premises shall be in good condition and state of repair.

        8.3    Abatement.    Lessee's obligations pursuant to Sections 8.1 shall abate until such time as Lessee has secured all necessary governmental authority or permits needed to lawful conduct its operations on the Premises as contemplated by this Lease. Lessee's obligations under Section 8.1 shall also abate during any period of time Lessee is enjoined by a court of competent jurisdiction from conducting its operations on the Premises as contemplated by this Agreement.

ARTICLE IX
Restoration and Condition of Premises

        9.1    Trash and Garbage.    Lessee shall not bury, incinerate or otherwise dispose of any trash, garbage, used equipment, solvent, chemicals, lubricant or other petroleum products upon the Premises or allow any such material to escape onto adjoining properties.

        9.2    Removal of Property Upon Termination.    Upon the termination of this Lease, Lessee shall have a period of one hundred eighty days after the date of termination to remove from the Premises all of its machinery, buildings, structures, facilities, equipment and any other property of every nature and description placed or situated thereon, as well as any materials stockpiled thereon.

ARTICLE X
Condemnation

        10.1    Eminent Domain; Cancellation.    If, at any time during the term of this Lease, all or any portion of the Premises is taken, appropriated or condemned by reason of eminent domain, this Lease shall cease as of the date when possession may be legally taken. However, in the event of a partial taking, Lessee may, at its option and if practical to do so, remain in possession of the part of the Premises remaining, for the remainder of the term of this Lease. Lessor shall notify Lessee immediately of any proceeding instituted to condemn the Premises. In the event of condemnation, Lessee shall have the right to participate by intervening or otherwise in any condemnation claim or action respecting the Premises, and shall be entitled to such condemnation award as Lessee's separate interest in the Premises may be established in the condemnation proceeding. No part of any award granted to Lessor shall belong to Lessee, but Lessee shall be entitled to any award granted to Lessee on account of the taking of its separate interest in the Premises.

ARTICLE XI
Option to Extend

        11.1    Option.    For the considerations herein contained, Lessor hereby grants to Lessee, provided Lessee is current in the performance of all obligations under the terms of this Lease, and not in breach thereof, an exclusive option to extend the term of this Lease for an additional period of ten years, commencing on January 1, 2009, and terminating on January 1, 2019. In order to exercise such option to extend, Lessee shall give notice to Lessor of its election to exercise the option to extend, on or before October 1, 2008. If Lessee fails to give notice of its election to exercise the option by that date, the option to extend shall thereupon terminate and shall be of no further force and effect. All of the terms, covenants and conditions of this Lease shall apply during the extended term, except that the royalty price per ton, as set forth in Section 3.1 shall be adjusted based upon changes in the market price of sand, rock and gravel, and also taking into consideration the going rate for other leased sand, rock and gravel operations in Clark County.

ARTICLE XII
Default

        12.1    Default Defined.    Any of the following events shall be considered a default by Lessee:

          (a)   Lessee shall fail to pay within thirty calendar days after the date when due any monthly royalty payment required under Article III; or

          (b)   Lessee shall fail to perform or observe any of the other covenants, agreements or conditions contained in this Lease, and such default shall have continued for a period of thirty calendar days after written notice from Lessor to Lessee, specifying such failure and requiring it to be remedied.

        12.2    Lessor's Right to Terminate.    Lessor shall have the right to terminate this Lease, pursuant to the following:

          12.2.1    In the event of a default by Lessee, Lessor may, at its option, declare this Lease to be terminated, and upon such termination, Lessor shall give notice of termination to Lessee, which shall become effective immediately upon the giving of such notice.

        12.3    Surrender of Possession.    Immediately upon termination of this Lease, either as a result of Lessee's default or upon any other termination hereof, Lessee shall peaceably surrender and deliver the Premises to Lessor.

        12.4    Additional Remedies.    In addition to or in substitution for the foregoing remedies, Lessor shall have all such other rights and remedies provided at law or in equity on account of Lessee's default, including the right to enforce a landlord's lien. All rights and remedies accruing to Lessor shall be cumulative; that is, Lessor may pursue all rights that the law and this Lease afford to it, in whatever order the Lessor desires and the law permits without being compelled to resort to any one remedy in advance of any other. Nothing contained herein shall be construed as precluding Lessor from having any remedy that may be necessary to preserve its rights and its interest in the Premises and this Lease.

ARTICLE XIII
Assignment

        13.1    Assignments Prohibited.    Lessee shall not assign this Lease, or any interest herein, without the prior written consent of Lessor. In addition, Lessee shall not sublet the Premises or any part thereof, without the prior written consent of Lessor. Lessor may withhold its consent to any such assignment or subletting, in Lessor's absolute discretion.

ARTICLE XIV
Miscellaneous

        14.1    Relationship of Parties.    The relationship between the parties is that of landlord and tenant, pursuant to which Lessor grants a license to Lessee to remove material from the Premises, as set forth herein. No other relationship exists or shall be construed to exist between Lessor and Lessee for any purpose whatsoever.

        14.2    Waiver.    No waiver of any provision of this Lease or any default or breach of this Lease shall be effective unless such waiver is in writing and signed by the waiving party and any such waiver shall not be deemed a waiver of any other provisions of this Lease or any other or subsequent default or breach of this Lease.

        14.3    Notice.    Whenever in this Lease it shall be required or permitted that notice or any other communication be given or served by either party to Lease to or on the other, such notice or other communication shall be given or served and shall not be deemed to have been duly given or served unless in writing, and delivered personal, or deposited in the United States mail, certified with return receipt requested, postage prepaid, addressed as follows:

Lessor:	Lewis Family Trust Patricia Lewis, Trustee P. O. Box 57 Moapa, NV 89025
Lessee:	Ready Mix, Inc. 3430 E. Flamingo Ste. 100 Las Vegas, NV 89121

or at such other address as may have been designated by one party and served upon the other. Delivery shall be considered to have been made (a) immediately, if served in person, or (b) three days after the date of mailing, if served by United States mail.

        14.4    Attorneys' Fees.    If there is any legal action or proceeding between the Lessor and Lessee arising from or based on this Lease, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys' fees incurred by such prevailing party in such action or proceeding and in any appeal in connection therewith. The amount of the reasonable attorneys' fees shall be determined by the court, sitting without a jury.

        14.5    Governing Law.    This Lease shall be governed by and construed in accordance with the laws of the State of Nevada.

        14.6    Severable Provisions; Enforceability.    Each provision of this Lease is intended to be severable. If any provision of this Lease is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, for any reason whatsoever, such invalidity, illegality or unenforceability shall not affect the validity of the remainder of this Lease.

        14.7    Entire Agreement.    This Lease contains the entire and integrated agreement between Lessor and Lessee relating to the subject matter hereof, and supersedes all prior agreements, understandings and negotiations, oral or written, with respect thereto.

        14.8    Terminology.    All captions, headings or titles in the articles and sections of this Lease are inserted for convenience of reference only and shall not constitute a part of this Lease or a limitation of the scope of the particular article or section to which they apply. All personal pronouns used in this Lease, whether used in a masculine, feminine or neuter gender, shall, where appropriate, include all other genders and the singular shall include the plural and vice versa.

        14.9    Further Assurances.    From and after the date of this Lease, Lessor and Lessee agree to do such things, perform such acts, and make, execute, acknowledge and deliver such documents as may be reasonably necessary or proper and usual to complete the transaction contemplated by this Lease and to carry out the purpose of this Lease in accordance with the terms hereof.

        14.10    Amendment or Modification.    This Lease may not be amended or modified except by a written agreement signed by Lessor and Lessee.

        14.11    Time of Essence.    Time is of the essence of this Lease.

        14.12    Binding Effect.    This Lease shall inure to the benefit of and shall be binding upon the heirs, personal representatives and permitted assigns of the respective parties hereto.

        14.13    Negative Covenant.    Lessor agrees not to take any actions or positions inconsistent with Lessee's efforts to conduct its operations on the Premises as contemplated by this Lease or inconsistent with Lessee's efforts to secure the necessary permits or governmental authority to lawfully conduct its operations on the Premises as contemplated by this Agreement, Lessor shall not be obligated to assist Lessee in its efforts to secure necessary permits or governmental authority, but does agree, in the event the same is required by the governmental authority involved, to execute any documentation which reasonably may be required to be signed by the owner of the Premises by the governmental authority involved.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease as of the day and year first above written.

LESSOR:	THE LEWIS FAMILY TRUST
	by:	/s/ PATRICIA LEWIS Patricia Lewis, Trustee
LESSEE:	READY MIX INC., a Nevada Corporation
	by:	/s/ ROBERT MORRIS Robert Morris, President

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  Exhibit 10.10
MINERAL LEASE AGREEMENT